Exhibit 10.3

Amendment to Employment Agreement

This first amendment (this “Amendment”) to the Employment Agreement, dated January 29, 2021, is made this 28th day of February 2022, by and between OptimizeRx Corporation, a Nevada corporation (the “Company”), and Marion Odence-Ford (the “Executive”).

Base Salary: The Executive shall be entitled to receive a base salary at a rate of $296,000.00 per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time (as increased from time to time, the “Base Salary”).

Annual Bonuses: In addition to the Base Salary, the Executive shall be eligible to receive annual cash bonuses under the Company’s 2022 Cash Bonus Plan and/or any other cash incentive plan maintained by the Company (such plan, the “Bonus Plan”), as determined by the Compensation Committee in its sole discretion within the parameters of the Bonus Plan.

Equity: Following the Effective Date, the Executive may receive grants of awards under the Company’s 2021 Equity Incentive Plan and/or any other equity-related incentive plan maintained by the Company (such plan, the “Stock Plan”), as determined by the Compensation Committee in its sole discretion within the parameters of the Stock Plan. The treatment of any equity awards held by the Executive under the Stock Plan in connection with the termination of the Executive’s employment shall be determined under the Stock Plan and/or award agreement relating to such award.

Additional Compensation. The Executive shall be eligible to receive such other compensation as may from time to time be awarded to her by the Compensation Committee, in its sole discretion.

Effective Date: January 1, 2022

Acknowledgment:

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

OptimizeRx, Corporation

By:	/s/ William J. Febbo
Name:	William J. Febbo
Its:	Chief Executive Officer
Date:	28 February 2022

Acknowledged and agreed:

Marion Odence-Ford
Printed Name

/s/ Marion Odence-Ford	2/28/2022
Signature	Date